Exhibit 12(a)(1)

                     W. P. STEWART & CO. GROWTH FUND, INC.

                                 CODE OF ETHICS

                                      FOR

                               FINANCIAL OFFICERS


The Board of Directors of W. P. Stewart & Co. Growth Fund, Inc. (the "Fund") has adopted the following Code of Ethics (the "Code") applicable to its senior financial officers ("SFO"). The Fund's SFOs include the President, Principal Financial Officer and Treasurer, and any person who performs a similar function. The SFOs covered by the Code are listed on Schedule A hereto.

I.   Introduction

The Sarbanes-Oxley Act of 2002 (the "Act") effected sweeping corporate disclosure and financial reporting reform on public companies, including mutual funds. The purpose of the Act is to address corporate malfeasance and assure investors that the companies in which they invest are accurately disclosing financial information. Under the Act, all public companies (including the Fund) must either have a code of ethics for their SFOs, or disclose why it does not. The Fund has chosen to adopt this Code to encourage the SFOs to act in a manner consistent with the principals of ethical conduct.

II.  Separate Code

W.P. Stewart & Co., Inc. ("WPSI"), the Fund's investment adviser, has previously adopted a Compliance Manual (the "Compliance Manual") that sets forth certain fundamental principles and key policies and procedures that govern the conduct of all of WPSI's employees, including the SFOs. In addition the Fund and WPSI have previously adopted, in accordance with Rule 17j-1 under the Investment Company Act of 1940 (the "Investment Company Act"), a Rule 17j-1 code of ethics that governs the conduct of all of WPSI's employees, including the SFOs. The Rule 17j-1 code of ethics and the Compliance Manual are superceded by this Code to the extent that such principles, policies and procedures conflict with the provisions of this Code.

The code of ethics under Rule 17j-1 and the Compliance Manual are separate requirements applying to the SFOs and others, and are not part of this Code. In addition, the Investment Company Act and the Investment Advisers Act of 1940 (the "Advisers Act") and rules promulgated thereunder contain many specific provisions designed to protect the Fund from conflicts of interest and


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overreaching. Any conduct by SFOs required by specific Investment Company Act or Advisers Act provisions or the rules thereunder is presumed to be in compliance with this Code.

III. Purposes of the Code

The purposes of this Code are:

     1. To promote honest and ethical conduct by the Fund's SFOs, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     2. To assist the SFOs in recognizing and avoiding conflicts of interest, including disclosing to an appropriate person any material transaction or relationship that reasonably could be expected to give rise to such conflict;

     3. To promote, full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Fund;

     4. To promote compliance with applicable governmental laws, rules and regulations;

     5. To encourage prompt internal reporting to an appropriate person of suspected material violations of this Code, including violations of securities laws or other laws, rules, and regulations applicable to the Fund; and

     6.   To establish accountability for adherence to this Code.

IV.  Questions About this Code

The General Counsel of WPSI shall oversee the implementation and administration of this Code. Any questions about this Code should be directed to the General Counsel.

V.   Conduct Guidelines

The Fund has adopted the following guidelines under which the Fund's SFOs must perform their official duties and conduct the business affairs of the Fund.

     1. Ethical and honest conduct is an overarching principle of this Code. The Fund's SFOs must act with honesty and integrity and avoid violations of this Code, including the avoidance of actual



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          or apparent conflict of interest with the Fund in personal and professional relationships. The personal interests of a SFO should not be placed improperly before the interests of the Fund. The SFO should not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by a Fund whereby the SFO would benefit personally (directly or indirectly) to the detriment of the Fund.

     2. SFOs must disclose material transactions or relationships. The Fund's SFOs must disclose to the General Counsel any actual or apparent conflicts of interest the SFO may have with the Fund that reasonably could be expected to give rise to any violation of this Code. Such conflicts of interest may arise as a result of material transactions or business or personal relationships to which the SFO may be a party. If a SFO is unsure whether a particular transaction gives rise to a conflict of interest, or whether a particular transaction or relationship is "material," he or she should bring the matter to the attention of the General Counsel.

     3. Disclosure requirements applicable to the Fund. Each SFO is required to be familiar with the disclosure requirements applicable to the Fund and must not knowingly misrepresent or fail to disclose, or cause others to misrepresent or fail to disclose, material facts about the Fund to others, including but not limited to officers and counsel to WPSI, its affiliates, and the Fund and its service providers, independent directors, independent auditors and governmental regulators. The Fund's SFOs must seek to provide information that is accurate, complete, objective, relevant, timely and understandable. The Fund's SFOs must at all times endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Fund's periodic reports.

     4. Maintain confidentiality of information. Each SFO must act with integrity, must respect and protect the information acquired during the course of his or her duties, except when authorized by the Fund to disclose it, or where disclosure is mandated by law, regulation or rule. Each SFO must maintain the confidentiality of non-public information where required by law or WPSI's policies. The SFOs may not disclose or use material non-public knowledge pertaining to a Fund for personal advantage.

     5. Compliance with laws. The Fund's SFOs must comply with the federal securities laws and other laws and rules applicable to the Fund, such as the Internal Revenue Code.


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     6.   Standard of Care. The Fund's SFOs must at all times act in good faith and with due care, competence, and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated. The Fund's SFOs must conduct the affairs of the Fund in a responsible manner, consistent with this Code.

     7. Standards for recordkeeping. The Fund's SFOs must at all times endeavor to ensure that the Fund's financial books and records are thoroughly and accurately maintained to the best of their knowledge in a manner consistent with applicable laws and this Code.

VI.  Affirmation of the Code

Upon adoption of the Code, each SFO is required: (i) upon receipt of the Code, to sign and submit to the General Counsel an acknowledgment stating that he or she has received, read and understands the Code; (ii) annually thereafter to submit a statement to the General Counsel confirming that he or she has received, read and understands the Code and has complied with the requirements of the Code; (iii) to not retaliate against any employee subordinate to the SFO for reports of potential violations that are made in good faith; and (iv) to notify the General Counsel of WPSI, as appropriate, if the SFO observes any irregularities or violations of this Code.

VII. Amendments and Waivers

Except with respect to Schedule A hereto, which may be updated at any time, this Code may be amended only by the Board of Directors of the Fund at a meeting of the Board of Directors duly called for that purpose.

Any SFO may request a waiver of a provision of this Code by submitting his/her request in writing to the General Counsel for appropriate review. The General Counsel, in consultation with the Directors who are not "interested persons" of the Fund, as defined in the Investment Company Act, will decide whether to grant a waiver. All waivers of the Code must be disclosed as required by the SEC's rules.




Date: December 9, 2003


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                                   SCHEDULE A

                                Covered Officers
                                ----------------


      Name                                              Title
      ----                                              -----
Peter H. Jennison                    President
Susan G. Leber                       Principal Financial Officer and Treasurer